Exhibit 2.1

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SHARE PURCHASE AGREEMENT
between
INVITAE NETHERLANDS, B.V. AS BUYER,
INVITAE CORPORATION AS THE BUYER’S GUARANTOR,
and
PETER SCHOLS AS THE SELLER
concerning the sale and purchase
of all shares of capital stock of
ORBICULE BV D/B/A DIPLOID

March 10, 2020

TABLE OF CONTENTS
Article I CERTAIN DEFINITIONS; CONSTRUCTION    1

1.1	Certain Definitions 1

1.2	Terms Defined Elsewhere in this Agreement. 11
Article II THE CONTEMPLATED TRANSACTIONS    13

2.1	Purchase and Sale of the Shares 13

2.2	No Fractional Shares; Total Shares Issuable; Assignment of Right to Receive Consideration 14

2.3	Other Closing Payments 14

2.4	Closing 14

2.5	Delivery of Calculations 14

2.6	Withholding 15

2.7	Post-Closing Adjustment 15

2.8	Indemnification Hold-Back Shares and Payment 17
Article III WARRANTIES WITH RESPECT TO SELLER    17

3.1	Title 17

3.2	Authority 17

3.3	Non-Contravention 17

3.4	Governmental Consents 18

3.5	Litigation 18

3.6	No Broker and No Transaction Expenses 18

3.7	Investment 18

3.8	Taxes 20
Article IV WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY    20

4.1	Organizational Matters 20

4.2	Noncontravention 21

4.3	Capitalization 21

4.4	No Consents or Approvals 22

4.5	Financial Matters 22

4.6	Absence of Certain Changes or Events 24

4.7	Legal Proceedings 24

4.8	Compliance with Laws; Permits 24

4.9	Taxes 25

4.10	Employee Benefits and Labor Matters 28

4.11	Environmental Matters 31

4.12	Contracts 31

4.13	Assets: Title, Sufficiency, Condition 34

4.14	Real Property 34

4.15	Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery 35

4.16	Insurance 39

4.17	Related Party/Affiliate Transactions 39

4.18	Suppliers 39

4.19	Certain Business Practices 40

4.20	Brokers and Other Advisors 40
Article V REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER’S GUARANTOR    40

5.1	Organization 40

5.2	Authority; Non-Contravention 40

5.3	Governmental Approvals 41

5.4	SEC Documents. 41

5.5	Shares of Common Stock 42

5.6	Resources 42
Article VI GUARANTEE BY BUYER’S GUARANTOR    42
Article VII CERTAIN AGREEMENTS OF THE PARTIES    43

7.1	Governmental Authorities 43

7.2	Public Announcements 43

7.3	Confidentiality 43

7.4	Tax Matters 44

7.5	Non-Competition, Non-Solicitation and Non-Hire Covenants 46

7.6	Release 46

7.7	Discharge of Director 46

7.8	Employee Matters and Company Plans 47

7.9	Registration of Shares 47

7.10	No subsequent transfer of Shares. 47
Article VIII CLOSING    48

8.1	Closing Obligations of Buyer 48

8.2	Closing Obligation of Seller 48
Article IX POST-CLOSING COVENANTS    49

9.1	Car Lease; Seller Guarantee; Right of Usufruct 49

9.2	Buyer RSU Award Agreement 49
Article X SURVIVAL AND INDEMNIFICATION    49

10.1	Survival 49

10.2	Indemnification 50

10.3	Offset Right 53

10.4	Claims for Indemnification; Resolution of Conflicts 54
Article XI GENERAL PROVISIONS    58

11.1	Interpretation 58

11.2	Notices 60

11.3	Payment. 61

11.4	Assignment and Succession 62

11.5	Amendment or Supplement 62

11.6	Waivers 62

11.7	Entire Agreement 62

11.8	No Third-Party Beneficiaries 62

11.9	Remedies Cumulative 63

11.10	Specific Performance 63

11.11	Severability 63

11.12	Costs and Expenses 63

11.13	Counterparts 63

11.14	Governing Law 64

11.15	Dispute Resolution 64

EXHIBITS AND SCHEDULES

Exhibit A – Form of Buyer RSU Award Agreement
Exhibit B – Registration Rights Agreement

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of March 10, 2020 (the “Agreement Date”) by and between Invitae Netherlands, B.V., an Amsterdam limited liability company (“Buyer”), Peter Schols, an individual (“Seller”) and Invitae Corporation, a Delaware corporation (“Buyer’s Guarantor”). Each of Buyer, Seller and Buyer’s Guarantor may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.
RECITALS
WHEREAS, as of the Agreement Date, Seller owns all of the shares (the “Shares”) of capital stock (“Company Capital Stock”) of Orbicule BV, a Belgian limited liability company operating under the name “Diploid”, with its registered office at Middelweg 129, 3001 Leuven, Belgium, and company number 0878.549.091 (the “Company”);
WHEREAS, pursuant to the terms and conditions of this Agreement, on the Closing Date, Buyer is purchasing from Seller and Seller is selling to Buyer all of the Shares representing 100% of the issued Company Capital Stock (such purchase and sale, the “Share Purchase”);
WHEREAS, following consummation of the Share Purchase, Buyer’s Guarantor intends to grant certain restricted stock units to the Continuing Employees pursuant to a restricted stock unit award agreement with each such Continuing Employee substantially in the form attached as Exhibit A hereto (as the same may require modification to comply with applicable Law while preserving the intent of such form, a “Buyer RSU Award Agreement”), pursuant to which Buyer’s Guarantor, on behalf of Buyer, shall agree to issue shares of Buyer’s Guarantor’s Common Stock to the Continuing Employees at such times, and upon such conditions (including with respect to the vesting of such shares upon the occurrence of certain time-based contingencies), as are set forth therein; and
WHEREAS, Buyer is the wholly owned subsidiary of Buyer’s Guarantor and Buyer’s Guarantor is willing to guarantee the obligations of Buyer under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I

CERTAIN DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. The following terms shall have the following meanings in this Agreement:
“Accounting Methodology” means the accounting methods, practices and procedures used to prepare the Financial Statements.
“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability.
“Affiliate” means “met een vennootschappen verbonden vennootschap” / “sociétés liées à une société” as defined in Article 1:20,1° of the BCCA.
“BCCA” means the Belgian Code on Companies and Associations.
“Business” means the development and commercialization of software that autonomously diagnoses rare diseases.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in San Francisco, California or Belgium are authorized or required by Law or order to remain closed.
“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization) and Section 5.2 (Authority; Noncontravention).
“Buyer Indemnified Person” means each of [*] and each of their respective successors and assigns.
“Buyer’s Guarantor’s Common Stock” means shares of Buyer’s Guarantor’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.
“Buyer’s Guarantor Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization) and Section 5.2 (Authority; Noncontravention).
“Cash Consideration Amount” means USD$32,000,000.
“Charter Documents” means, with respect to any entity, the incorporation deed and articles of association, the certificate of incorporation and bylaws, certificate of formation and operating agreement, or similar organizational documents of such entity.
“Closing Cash” means the value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with the Accounting Methodology, excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) restricted balances, (iii) amounts held in escrow, (iv) amounts held in banks outside of the United States or Belgium in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (v) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vi) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Estimated Balance Sheet.
“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (x) the current assets of the Company, other than cash and cash equivalents, plus (y) Closing Cash, reduced by (ii) the liabilities of the Company (excluding Company Debt, but including all Company Transaction and Bonus Expenses), in each case as determined in accordance with the Accounting Methodology.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collection and Use” (and its variants) means the collection, use, interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.
“Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (iv) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (v) liabilities under capitalized leases, (vi) obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (vii) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (viii) guarantees of the types of obligations described in sub clauses (i) through (vii) above.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the business of the Company as currently conducted, including all Intellectual Property Rights in and to Company Technology.
“Company Plans” means (i) “employee benefit plans” (or any similar term under applicable Belgium Law), (ii) individual employment, consulting or severance agreements or arrangements and (iii) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, share purchase, equity or equity-based compensation, deferred compensation, profit sharing, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Current Employee, Current Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise.
“Company Technology” means any and all Technology that is owned by the Company or used in connection with, or necessary to the conduct of, the business of the Company as currently conducted, including Proprietary Software.
“Company Transaction and Bonus Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by the Company to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions, plus (ii) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, officer, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract, as a result of the consummation of the Transactions or in connection with the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the Transactions. For the avoidance of doubt, the following shall not constitute Company Transaction and Bonus Expenses: (x) any severance payments as a result of any terminations effected by Buyer after the Closing; (y) any “double trigger” change of control obligations which have, as a second trigger, any termination effected by Buyer following the Closing; and (z) any retention or similar bonus awarded by Buyer or committed by Buyer to be paid following the Closing.
“Competitive Business” means [*].
“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument (in each case, as applicable, whether written or oral) that is legally binding, as well as any term sheet, course of dealing or other arrangement pursuant to which any duty, obligation or Liability may exist.
“Data Room” means the virtual data room hosted by Intralinks made available to the Buyer and its advisors.
“Disclosure Schedule” means a document delivered by Seller to Buyer prior to the execution of this Agreement and referring to the warranties in Article III or Article IV, as applicable.
“Environmental Laws” means all Laws applicable to the Company relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.
“Final Purchase Price” means the sum of (i) the Stock Consideration Amount, plus (ii) the Indemnification Hold-Back Amount, plus (iii) the Cash Consideration Amount, minus (iv) the Company Debt, minus (v) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital, plus (vi) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold.
“Fundamental Representations” means, collectively, the Seller Fundamental Representations, the Buyer’s Guarantor Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means the generally accepted accounting principles in Belgium.
“Governmental Authority” means any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (iv) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (v) international or multinational organization formed by states or governments, (vi) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended and the rules and regulations promulgated thereunder or (vii) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“Health Care Laws” means all applicable Laws relating to health care regulatory and reimbursement matters, and all regulations, agency guidance, or similar legal requirements promulgated thereunder, including applicable (i) self-referral, anti-kickback, fee-splitting and patient brokering Laws, (ii) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (iii) Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.
“HIPAA” means, collectively, the United States Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.
“Indemnification Hold-Back Amount” means USD$9,500,000, which shall consist of shares of Buyer’s Guarantor’s Common Stock.
“Indemnification Hold-Back Shares” means a number of shares of Buyer’s Guarantor’s Common Stock equal to the quotient of (i) the Indemnification Hold-Back Amount divided by (ii) the Trailing Average Share Price.
“Indemnified Person” means a Buyer Indemnified Person or a Seller Indemnified Person, as applicable.
“Indemnifying Party” means Buyer or Seller, as applicable.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including any Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (GDPR), and foreign, international (including Belgium), state and local consumer protection Laws.
“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.
“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (ii) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity and moral rights; (iv) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“Intentional Fraud” means the willful and knowing commission of fraud with the specific intent to deceive and mislead.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (i) with respect to any individual, the actual knowledge following reasonable due inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following reasonable due inquiry; provided, however, the terms “Knowledge of the Company” or “to the Company’s Knowledge” each mean the actual knowledge following reasonable due inquiry of Peter Schols.
“Law” means any United States federal, state or local or any foreign or international (including Belgian) law, statute, standard, ordinance, code, rule or regulation, resolution or promulgation or similar legal requirement or any Order or any similar provision having the force or effect of law and includes Health Care Laws and Information Privacy and Security Laws.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under applicable generally accepted accounting principles to be accrued on the financial statements of such Person.
“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.
“Loss” means [*].
“Net Working Capital Threshold” means USD$0.
“Order” means any Law, order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice in nature and amount.
“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.
“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been specifically established on the books and records of the Company to the extent required in accordance with GAAP; (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (iii) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property, and (iv) easements, conditions, covenants and restrictions that are of record with respect to the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company’s business or that do not and shall not adversely affect the value, or impair the use or current occupancy of the Leased Real Property.
“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.
“Personal Data” means, as applicable, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including personal healthcare information. Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to the Company, and including information relating to services provided by or to third parties).
“Personal Data Obligations” means the Company’s privacy policies (or applicable terms of use) as published on any Company websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, documents or promises or representations agreed to with employees, consumers or customers, or other Persons, and any applicable Laws regarding Collection and Use of Personal Data, including but not limited to Laws regarding the use of Personal Data for marketing communications such as the United States CAN SPAM Act of 2003 and any equivalent foreign or international (including Belgian) Law, as each has been amended and the regulations promulgated pursuant thereto.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period ending after the Closing Date, any portion thereof ending on and including the Closing Date.
“Premises” means any building, plant, improvement or structure located on the Leased Real Property.
“Products and Services” means any product or service that the Company currently offers or sells.
“Proprietary Software” means any Software that is owned by Company and is related to the Company’s Business as conducted by the Company.
“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived in any manner (in whole or in part) from, links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.
“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.
“Restrictive Term” means the period commencing on the Closing Date and ending on the [*] anniversary of the Closing Date.
“Reference Date” means January 1, 2016.
“Related Party” means (i) any current or former director (or nominee), or officer of the Company, (ii) Seller and (iii) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller Fundamental Warranties” means the warranties contained in Article III, as well as the representations and warranties contained in [*].
“Seller Intermediate Warranties” means the representations and warranties contained in [*].
“Seller Warranties” means the Seller Fundamental Warranties, the Seller Intermediate Warranties and other warranties given by the Seller in Article III and Article IV of this Agreement;
“Seller Indemnified Persons” means Seller and his Affiliates, as well as such Affiliates’ respective equity holders, directors, officers, employees, agents, successors and assigns.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form, and all software programs and software systems that are classified as work-in-progress on the Closing Date.
“Source Code Materials” as it pertains to source code of any Software means (i) the software, tools and materials utilized for the operation, development and maintenance of the Software and (ii) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases.
“Stock Consideration Amount” means the sum of (i) USD$63,000,000 minus (ii) the Indemnification Hold-Back Amount.
“Stock Consideration Shares” means a number of shares of Buyer’s Guarantor’s Common Stock equal to the quotient of (i) the Stock Consideration Amount, divided by (ii) the Trailing Average Share Price.
“Subsidiary” has the meaning set out in Article 1:15,2 of the BCCA.
“Tax” or “Taxes” means (i) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (i).
“Tax Returns” means, with respect to Taxes, any return, report, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any contract or arrangement entered into in the Ordinary Course of Business the purpose of which is not primarily related to Taxes.
“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.
“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not a Party to this Agreement in respect of an indemnifiable matter under this Agreement.
“Trailing Average Share Price” means the average closing price for shares of Buyer’s Guarantor’s Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Buyer’s Guarantor’s Common Stock are traded) for the twenty (20) trading day period immediately preceding the Closing Date, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Buyer’s Guarantor’s Common Stock during such twenty (20) trading day period.
“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Share Purchase and the other transactions and arrangements described in the recitals to this Agreement and (ii) the execution, delivery and performance of the Transaction Agreements other than this Agreement.
“Transaction Agreements” means this Agreement, the Buyer RSU Award Agreements, the Employment Agreements, and the Registration Rights Agreement.
“Upfront Cash Consideration” means the sum of (i) the Cash Consideration Amount, minus (ii) the estimated Company Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital, plus (iv) the amount, if any, by which the estimated Closing Net Working Capital exceeds the Net Working Capital Threshold.
“Upfront Purchase Price” means the sum of (i) the Stock Consideration Amount, plus (ii) the Indemnification Hold-Back Amount, plus (iii) the Cash Consideration Amount, minus (iv) the estimated Company Debt, minus (v) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital, plus (vi) the amount, if any, by which the estimated Closing Net Working Capital exceeds the Net Working Capital Threshold.
1.2    Terms Defined Elsewhere in this Agreement.
For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“1934 Act”	Section 5.4(a)
“Agreement Date”	Preamble
“Agreement”	Preamble
“Allocation Schedule”	Section 2.5
“Assets”	Section 4.13
“Balance Sheet Date”	Section 4.5(a)(i)
“Buyer Retention Amount”	Section 10.2(b)(i)(A)
“Buyer’s Closing Obligations”	Section 8.1
“Buyer’s Guarantor SEC Documents”	Section 5.4(a)
“Buyer’s Guarantor”	Preamble
“Buyer”	Preamble
“Closing”	Section 2.4
“Closing Date”	Section 2.4
“Company Capital Stock”	Recitals
“Company Registrations”	Section 4.15(c)
“Company”	Recitals
“Confidential Information”	Section 7.3
“Conflict”	Section 4.2
“Consultant”	Section 4.1(b)
“Current Consultant”	Section 4.1(b)
“Current Employee”	Section 4.1(b)
“Director”	Section 7.7(a)
“Employee”	Section 4.1(b)
“Estimated Balance Sheet”	Section 2.5(c)
“Final Calculation”	Section 2.7(a)
“Financial Statements”	Section 4.5(a)(i)
“General Survival Date”	Section 10.1(a)
“Inbound IP Contracts”	Section 4.15(d)
“Indemnification Hold-Back Payment Date”	Section 2.8
“Initial Resolution Period”	Section 2.7(a)
“IP Contracts”	Section 4.15(d)
“Leased Real Property”	Section 4.14(a)
“Material Contracts”	Section 4.12(c)
“Non-Offset Notice”	Section 10.4(b)
“Non-Transfer Period”	Section 7.10(a)
“Objection Notice”	Section 2.7(a)
“Objection Period”	Section 2.7(a)
“Offset Certificate”	Section 10.3(b)
“Offset Right”	Section 10.3(a)
“Outbound IP Contracts”	Section 4.15(d)
“Party”	Preamble
“Payoff Amount”	Section 2.3(a)
“Post-Closing Adjustment”	Section 2.7(c)(i)
“Real Property Leases”	Section 4.14(a)
“Registration Rights Agreement”	Section 7.9
“Related Party Transaction”	Section 4.17
“Released Parties”	Section 7.6
“Reviewing Party”	Section 2.7(b)
“Rule 144”	Section 3.7(d)
“Security Program”	Section 4.15(g)(vi)
“Seller Prepared Tax Returns”	Section 7.4(a)
“Seller’s Closing Obligations”	Section 8.2
“Seller”	Preamble
“Settlement”	Section 10.4(a)(iv)
“Share Purchase”	Recitals
“Shares”	Recitals
“Shrink Wrap Licenses”	Section 4.15(a)(i)
“Stated Damages”	Section 10.3(b)
“Survival Date”	Section 10.1(a)
“Third Party Indemnification Claim Notice”	Section 10.4(a)(i)
“Third Party Software”	Section 4.15(d)
“Top Supplier”	Section 4.18
“Transfer Taxes”	Section 7.4(g)
ARTICLE II

THE CONTEMPLATED TRANSACTIONS
2.1    Purchase and Sale of the Shares.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s Shares, which Shares shall be sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities laws).
(b)    In full payment for Seller’s Shares and subject to the provisions of this Agreement (including the Offset Right), Buyer (or Buyer’s Guarantor, on behalf of Buyer) shall deliver to Seller the following in respect of such Shares:
(i)    within three (3) Business Days after the Closing Date, a book entry reflecting the Stock Consideration Shares;
(ii)    on the Closing Date, an amount of cash equal to the Upfront Cash Consideration in immediately available funds;
(iii)    if the Post-Closing Adjustment is a positive number, an amount of cash equal to the Post-Closing Adjustment; and
(iv)    within three (3) Business Days after the Indemnification Hold-Back Payment Date (and, if applicable with respect to any portion of the Indemnification Hold-Back Amount then subject to dispute with respect to any Offset Right or indemnification obligation with respect thereto, three (3) Business Days after the resolution of such dispute), a book entry reflecting the Indemnification Hold-Back Shares, to the extent released to Seller as provided in Section 2.8.
2.2    No Fractional Shares; Total Shares Issuable; Assignment of Right to Receive Consideration. Notwithstanding any provision herein to the contrary, (i) no fractional shares of Buyer’s Guarantor’s Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Buyer’s Guarantor’s Common Stock shall be rounded up to the nearest whole number) and (ii) Seller may not assign or transfer any right to receive shares of Buyer’s Guarantor’s Common Stock or cash pursuant to this Agreement without the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion).
2.3    Other Closing Payments. At the Closing, Buyer shall make, or cause to be made, the following additional payments, by wire transfer of immediately available funds:
(a)    to each holder of Company Debt, the aggregate amount of Company Debt owed to such holder as of the Closing (the principal amounts of which are set forth on Section 4.5(g) of the Disclosure Schedule) pursuant to a payoff letter from such holder (i) indicating the amount required to discharge such Company Debt in full (the “Payoff Amount”) and (ii) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount; and
(b)    to the payees thereof, the Company Transaction and Bonus Expenses, in each case as directed in writing by Seller or the Company to Buyer pursuant to invoices or other evidence setting forth all amounts payable to the applicable payee.
2.4    Closing. The closing of the Transactions (the “Closing”) shall take place promptly after 1:00 p.m. (San Francisco time) on March 10, 2020, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California 92130, unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”).
2.5    Delivery of Calculations. On the Closing Date, Seller has caused the Company to prepare and deliver to Buyer:
(a)    the Company’s calculation of the Upfront Purchase Price, setting forth, in reasonable detail, an estimation of each component thereof;
(b)    the Company’s calculation of the Stock Consideration Shares;
(c)    the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”), with separate schedules reflecting (i) the estimated Closing Cash, (ii) the estimated Company Debt, (iii) the estimated Company Transaction and Bonus Expenses and (iv) the estimated Closing Net Working Capital as well as the delta between the estimated Closing Net Working Capital and the Net Working Capital Threshold; and
(d)    the name, address, email address and tax identification number of Seller.
The calculations listed in the foregoing Sections 2.5(a) through 2.5(c) shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule”. The Parties agree that Buyer and the Company will have the right to rely on the Allocation Schedule as setting forth a true and complete listing of all amounts due to be paid by Buyer to Seller in exchange for the Shares. Notwithstanding anything in this Agreement to the contrary, the Estimated Balance Sheet and the Company’s estimation of the Closing Net Working Capital shall be consistent with the Accounting Methodology and shall reflect all vacation, sick leave, severance and/or other remuneration required by Law, Contract or policy of the Company to be paid to Employees for periods on or prior to the Closing.
2.6    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and the Company shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to Seller pursuant to this Agreement, and shall pay to the appropriate Taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to Seller.
2.7    Post-Closing Adjustment.
(a)    Preparation of Closing Statement. Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following:
(i)    the Closing Cash;
(ii)    the Closing Net Working Capital;
(iii)    the Company Transaction and Bonus Expenses;
(iv)    the Company Debt; and
(v)    the resulting Final Purchase Price.
The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Seller delivers a written notice to Buyer of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Seller believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Seller’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses or Company Debt, as the case may be. Any Objection Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all documents relied upon by Seller as forming the basis of such disagreement. If Seller gives any such Objection Notice within the Objection Period, then Seller and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Seller and Buyer do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.7(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period.
(b)    Resolution of Disputes. If Buyer and Seller have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Buyer and Seller (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne and advanced by the parties in such proportion as is appropriate to reflect the relative benefits received by Seller and Buyer from the resolution of the dispute. For example, if Seller challenges the calculation in the Final Calculation by an amount of USD$100,000, but the Reviewing Party determines that Seller has a valid claim for only USD$40,000, Buyer shall bear 40% of the fees and expenses of the Reviewing Party and Seller shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Seller and Buyer) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Buyer in the Final Calculation or as proposed by Seller in the Objection Notice). Buyer and Seller shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Buyer, Seller and the Reviewing Party. The procedures of this Section 2.7(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.7(b) may be filed as a judgment in any court of competent jurisdiction.
(c)    Post-Closing Purchase Price Adjustment.
(i)    The “Post-Closing Adjustment” shall be an amount equal to the Final Purchase Price less the Upfront Purchase Price and, for the avoidance of doubt, may be a positive or a negative number or zero.
(ii)    Without limiting the provisions of Section 10.2(a)(i) (except to the extent of any double counting that would otherwise result), if the Post-Closing Adjustment is a negative number, the Indemnification Hold-Back Amount shall be reduced by the absolute value of the Post-Closing Adjustment (i.e., offsetting the Post-Closing Adjustment against the Indemnification Hold-Back Amount), but in no event shall the Indemnification Hold-Back Amount or the number of Indemnification Hold-Back Shares be a negative number.
(iii)    If the Post-Closing Adjustment is a positive number, Buyer shall deliver to Seller cash in an amount equal to the Post-Closing Adjustment.
(d)    No Effect on Warranties. The provisions of this Section 2.7, as well as any adjustment to the Final Purchase Price as a result of any of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses and the Company Debt, shall not diminish or otherwise affect the right or ability of Buyer to rely upon the provisions of this Agreement, including the Seller Warranties set forth in Article III and Article IV.
2.8    Indemnification Hold-Back Shares and Payment. On the date that is eighteen (18) months following the Closing Date (such date, the “Indemnification Hold-Back Payment Date”), Buyer shall deliver to Seller the Indemnification Hold-Back Shares reflecting any reductions to the Indemnification Hold-Back Amount made in accordance with Section 2.7(c)(ii) or Article X (and, for the avoidance of doubt, calculated in accordance with Section 10.3(f)); provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.8, Buyer shall have previously delivered to Seller a good faith claim by Buyer to exercise the Offset Right in accordance with Section 10.3 that has not yet been finally determined, Buyer shall be entitled to withhold an amount representing the Stated Damages at issue from payment until such time as the claim has been finally resolved, in which case the Offset Right shall apply against such portion of the amount at issue and the balance of any withheld portion (if applicable) shall be distributed to Seller as contemplated by this Agreement.
ARTICLE III

WARRANTIES WITH RESPECT TO SELLER
Except as set forth in the Disclosure Schedule, Seller hereby warrants to Buyer on the Closing Date as follows:
3.1    Title. Seller lawfully owns, and has the direct or indirect free and unencumbered title to, all of the Shares. Aside from the Shares, there are no current or future right to (nor have any promises or inducements been made to any Person with respect to) any equity, stock options or other ownership interest in the Company.
3.2    Authority. Seller has all requisite power and full legal right to enter into this Agreement and the other Transaction Agreements to which Seller is a party and to perform all of Seller’s agreements and obligations hereunder and thereunder. This Agreement has been, and the other Transaction Agreements to which Seller is a party will be, duly executed and delivered by Seller and each such agreement will, once executed, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.3    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Agreements to which Seller is a party by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not constitute a material violation of, or be in conflict in any material respect with, any Order applicable to Seller.
3.4    Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by Seller of this Agreement or the other Transaction Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby.
3.5    Litigation. There is no Action pending or, to Seller’s Knowledge, threatened which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation by Seller of the transactions contemplated by this Agreement or the other Transaction Agreements to which Seller is a party.
3.6    No Broker and No Transaction Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of Seller in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.
3.7    Investment.
(a)    Seller (i) has experience investing in unregistered and restricted securities of speculative and high risk companies, (ii) has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an acquisition of shares of Buyer’s Guarantor’s Common Stock as represented hereby, (iii) by reason of Seller’s financial and business experience, has the capacity to protect Seller’s interest in connection with the acquisition of shares of Buyer’s Guarantor’s Common Stock as represented hereby, (iv) is financially able to bear the economic risk of an investment in shares of Buyer’s Guarantor’s Common Stock as represented hereby, including the total loss thereof, (v) is an individual, (vi) has received and reviewed all information Seller considers necessary or appropriate for deciding whether to invest in shares of Buyer’s Guarantor’s Common Stock, (vii) has had an opportunity to ask questions and receive answers from Buyer and its officers and employees regarding an investment in shares of Buyer’s Guarantor’s Common Stock and regarding the business, financial affairs and other aspects of Buyer, and (viii) has further had the opportunity to obtain any information (to the extent Buyer possesses or can acquire such information without unreasonable effort or expense) which Seller deems necessary to evaluate an investment in shares of Buyer’s Guarantor’s Common Stock.
(b)    Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
(c)    Seller acknowledges and understands that (i) the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby have not been registered under the Securities Act in reliance, in part, on the warranties of Seller in this Section 3.7 and (ii) such shares are being acquired by Seller for investment purposes for Seller’s own account only and not for sale or with a view to distribution of all or any part of such shares. Seller has no present plan or intention to sell, exchange or otherwise dispose of any of the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby.
(d)    Seller understands (i) that the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby are “restricted securities” under the United States federal securities laws in that such shares will be acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and (ii) the resale limitations imposed by the Securities Act as well as Rule 144 (“Rule 144”) of the SEC and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby, unless registered for resale under the Securities Act, must be held for at least six (6) months after issuance from Buyer (or (1) year in the absence of publicly available information about Buyer) and the condition that there be available to the public current information about Buyer under certain circumstances.
(e)    Seller further agrees not to make any disposition of all or any portion of the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, any applicable requirements of state securities laws, and any applicable Buyer policies concerning trading blackout periods; or (ii) Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, Seller shall have furnished Buyer with a written opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law; provided, however, that (x) Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 so long as Buyer is provided on a timely basis with all certificates and other information Buyer may reasonably request to permit Buyer to determine that the subject disposition is, in fact, exempt from the registration requirements of the Securities Act pursuant to Rule 144, (y) in addition to the other matters set forth in this paragraph, Seller shall promptly forward to Buyer a copy of any Form 144 filed with the SEC with respect to any proposed disposition and a letter from the executing broker satisfactory to Buyer evidencing compliance with Rule 144, and (z) if Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any proposed disposition have changed from its present interpretations thereof as of the Closing Date, Seller shall provide Buyer with such additional documents and assurances as Buyer may reasonably require.
(f)    Seller understands that any book entries or certificates evidencing the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby may bear one or all of the following legends (or substantially similar legends):
(i)    “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”
(ii)    Any legend required by applicable state securities laws.
Seller understands and agrees that stop transfer instructions may be given to Buyer’s transfer agent with respect to the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby.
(g)    Seller has carefully read the provisions of this Agreement, including the provisions of this Article III, and has discussed their requirements and other applicable limitations upon Seller’s ability to sell, transfer or otherwise dispose of the shares of Buyer’s Guarantor’s Common Stock issuable to Seller as contemplated hereby, to the extent that Seller felt necessary, with Seller’s personal counsel or counsel to the Company.
3.8    Taxes. Seller has been advised and has had the opportunity to seek the advice of Seller’s tax advisor and to make Seller’s own determination with respect to this Agreement and the transactions contemplated hereby. By entering into this Agreement, Seller will bear any and all Liabilities for Taxes (i) of Seller, and (ii) in respect of the transactions contemplated by this Agreement to the extent such Taxes are the responsibility of Seller under applicable Law. Seller is not, and never has been, a “United States person” (as defined pursuant to Section 7701(a)(30) of the Code).
ARTICLE IV

WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY
Except as set forth in the Disclosure Schedule, Seller hereby warrants to Buyer on the Closing Date as follows:
4.1    Organizational Matters.
(a)    Valid Existence; Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Belgium and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing in Belgium and each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary.
(b)    Operations. Section 4.1(b) of the Disclosure Schedule lists each state and country in which the Company has any employee (each a “Current Employee”) or has assets or leases Real Property. Current Employees, together with any former employees of the Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Section 4.1(b) of the Disclosure Schedule also lists each state and country in which the Company has any individual consultant or independent contractor or director (who is not an Employee) (each a “Current Consultant”) as on the Closing Date. Current Consultants, together with any former individual consultant or independent contractor or director (who is not an Employee) of the Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”
(c)    Subsidiaries. The Company has no Subsidiaries. The Company does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person.
(d)    Corporate Documents. The Company has delivered to Buyer true and complete copies of the Company’s Charter Documents. All such Charter Documents are unmodified and in full force and effect and the Company is not in violation of any provision of such Charter Documents. Neither Seller nor any director of the Company have proposed or approved any amendment of any of the Company’s Charter Documents. The Company has delivered to Buyer and its Representatives true and complete copies of the share register of the Company and of the minutes of all meetings of the directors and each committee of the directors of the Company held since the Reference Date.
(e)    Directors. Section 4.1(e) of the Disclosure Schedule lists all of the directors of the Company as on the Closing Date.
4.2    Noncontravention. Neither the negotiation, execution, delivery nor performance of this Agreement nor the consummation of the Transactions shall (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), (ii) give rise to a right of termination, cancellation or modification, or acceleration of any obligation or result in the creation of any Lien upon any of the material properties or assets of the Company, or (iii) give rise to any Action by any Person (any such event, a “Conflict”) under or pursuant to (x) any provision of the Company’s Charter Documents or any resolutions adopted by the Company’s directors or by Seller, (y) any Material Contract to which the Company is a party or by which any of its properties or assets are bound or affected (including, for this purpose, any Material Contract with the Company’s actual or potential clients, customers, partners or acquirers), or (z) any Permit issued to the Company or any Order applicable to the Company or any of its properties or assets (whether tangible or intangible). Following the Closing Date, the Company shall continue to be permitted to exercise all of its rights under all Material Contracts to which it is a party without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions contemplated by this Agreement not occurred.
4.3    Capitalization.
(a)    Authorized and Issued Securities. The capitalization of the Company is as follows: 186 Shares of Company Capital Stock are validly issued. Except as set forth in the Disclosure Schedule, there are no, and as on the Closing there shall be no, Shares of Company Capital Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, profits units, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Shares of Company Capital Stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Shares of Company Capital Stock.
(b)    Ownership of Company Capital Stock. All issued Shares of Company Capital Stock are lawfully owned by Seller.
(c)    Valid Issuance; No Preemptive or Other Rights.
(i)    All issued Shares of Company Capital Stock (x) are duly authorized and validly issued, (y) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company’s Charter Documents, or any Contract to which the Company is a party or by which it is bound and (z) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable Laws. The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other (including Belgian) Law.
(ii)    The rights, preferences and privileges of the Shares of Company Capital Stock are as set forth in the Company’s Charter Documents. There is no liability for distributions accrued and/or declared but unpaid with respect to the Shares of Company Capital Stock. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any Shares of Company Capital Stock or any other voting securities or equity interests (or any options, profits interests, warrants or other rights to acquire any Shares of Company Capital Stock, voting securities or equity interests) of the Company. There are no voting trusts or other agreements or understandings with respect to the voting of the Shares of Company Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.
4.4    No Consents or Approvals. No consents or approvals of, filings with, or notices to any Governmental Authority or Person are required to be made or obtained by the Company in connection with the consummation of the Transactions and the operation of the Company’s business in the ordinary course after Closing, including the continued validity of the Company’s Permits.
4.5    Financial Matters.
(a)    Financial Statements.
(i)    Prior to the Closing Date, the Company has delivered to Buyer complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): the unaudited balance sheet and related audited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2019 (the “Balance Sheet Date”).
(ii)    The books and records of the Company (x) have been and are being maintained in accordance with GAAP and (y) are properly maintained and do not contain or reflect any material inaccuracies or discrepancies.
(b)    Fair Presentation. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements for interim periods are subject to normal year-end adjustments (which shall not be material individually or in the aggregate). Since the Reference Date, the Company has not effected any change in any method of accounting or accounting practice.
(c)    Internal Controls; Financial Controls. The Company maintains systems of accounting and financial reporting controls that are customary for the size of the Company to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail reflect the Company’s transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Company’s directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Financial Statements. The Company has delivered to Buyer a copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other Employees or Consultants who have or had a significant role in the internal control over financial reporting of the Company. Since the Reference Date, there have been no changes in the Company’s internal control over financial reporting.
(d)    No Undisclosed Liabilities. The Company does not have any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) incurred by the Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction and Bonus Expenses, or (ii) which have arisen in the Ordinary Course of Business since the Balance Sheet Date and which are not in excess of USD$25,000 in the aggregate.
(e)    Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” with respect to the Company.
(a)    Bank Accounts. Section 4.5(f) of the Disclosure Schedule sets forth an accurate list and summary description (including account type, name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
(b)    Company Debt. Except as set forth in Section 4.5(g) of the Disclosure Schedule, there is no Company Debt. With respect to each item of Company Debt, Section 4.5(g) of the Disclosure Schedule accurately sets forth the name and address of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured. The Company is not in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided to Buyer.
4.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company that adversely affects the use thereof. Since the Balance Sheet Date, the Company has been operated in the Ordinary Course of Business.
4.7    Legal Proceedings. Since the Reference Date, there have not been and there are no pending Actions, and there are no Actions threatened in writing, in either case, by or against the Company, its properties or assets or any of the Company’s employees or directors in their capacities as such, nor, to the Company’s Knowledge, are there any circumstances that would constitute a basis therefor.
4.8    Compliance with Laws; Permits.
(a)    The Company is and has at all times been, in compliance in all material respects with all Laws applicable to the Company or any of its properties, assets, business or operations, including all Health Care Laws, but excluding matters that are covered by the more specific Seller Warranties set out in Sections 4.10(f)(iv)(B) and 4.15. The Company holds all Permits necessary to conduct its business and own, lease and operate its properties and assets and all such Permits are in full force and effect. The Company is in compliance, in all material respects, with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities. Section 4.8(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Company. The Company has not received notice from any Governmental Authority claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not been assessed a penalty with respect to any alleged failure by the Company to have or comply with any Permit.
(b)    The Company and its directors and, to the Company’s Knowledge, its Employees and Consultants, have, in the operating of the Company’s business, not engaged in any activities which are prohibited or are cause for criminal or civil penalties or mandatory exclusion under any state or federal healthcare program under Belgian Laws.
(c)    Neither the Company nor any of its directors or Employees, nor to the Company’s Knowledge, any of its Consultants or agents, has, directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.
(d)    (i) Each Current Employee and Current Consultant of the Company required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect, and (iii) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.
(e)    Neither the Company nor any of its Employees, nor to the Company’s Knowledge, any of its Consultants, other agents or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General, the General Services Administration or any equivalent foreign or international (including Belgian) Governmental Authority.
(f)    The Company has at all times complied in all respects with all rules, policies, and procedures established by the Company as applicable with respect to privacy, security, data protection, or the collection and use of health information and genetic testing information created, used, disclosed or stored in the course of the operations of the Company. No actions have been asserted or, to the Knowledge of the Company, threatened against the Company by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.
(g)    With respect to all health information and genetic testing information as described in Section 4.8(f), the Company has taken reasonable steps (including implementing and monitoring compliance with administrative, physical and technical safeguards) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. Since the Reference Date, there has been no unauthorized use or disclosure of any health information or genetic testing information. The Company maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured Protected Health Information in accordance with Company’s legal and contractual obligations.
4.9    Taxes.
(a)    The Company has paid all Taxes due by the Company. Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes arising outside the Ordinary Course of Business. There are no Liens for Taxes (other than Permitted Liens) on any of the Company’s assets or on any of the Shares. The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. The Company has not been or is not liable to pay any penalty, fine, interest or similar amount in relation to Tax and to Seller’s knowledge, (i) there are no facts which are likely to cause the Company to become liable to pay any such penalty, fine, surcharge or interest, (ii) nor have there been any circumstances which might have a negative effect with regard to such a penalty.
(b)    The Company has made a full, true and correct disclosure of all information it is obliged to disclose by applicable Law to any Tax Authority within the time and the manner prescribed by applicable Law.
(c)    The Company has timely filed all Tax Returns that are required to have been filed by or with respect to the Company. All such Tax Returns are true, correct and complete in all material respects and were filed in compliance with all applicable Laws. The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved.
(d)    The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by the Company to any Employee, Consultant, creditor, stockholder or other party. The Company has timely and correctly completed and filed all applicable reports and forms with respect to all services providers to the Company (including all appropriate IRS Form W-2, IRS Forms 1099, or similar Belgian Tax forms (including fee forms relating to secret commission payments), as applicable).
(e)    The Company is duly registered for purposes of VAT and has duly, timely and properly complied in all respects with the applicable VAT legislation (including, but not limited to, the timely filing of tax returns and payment of VAT due).
(f)    No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company, which deficiencies have not been finally resolved, and there is no outstanding audit, assessment, dispute or claim concerning any Tax Liability of the Company either within the Seller’s Knowledge or claimed, pending or raised by an authority in writing, which audit, assessment, dispute or claim has not been finally resolved.
(g)    The Company (i) is not nor has it ever been a member of an affiliated group (other than a group the common parent of which is Company) or concluded a group contribution agreement with any other company within the meaning of Article 205/5 of the Belgian Income Tax Code 1992 and (ii) has no Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign (including Belgian) Tax Law, or as a transferee or successor, by Contract, or otherwise.
(h)    The Company is not part of a fiscal unity (for VAT or income tax purposes) at Closing.
(i)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not and has never owned any stock or other equity interest in any Person that is or was treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company is not and has never been a “controlled foreign corporation (within the meaning of Section 957 of the Code) nor a “passive foreign investment company” (within the meaning of Section 1297 of the Code).
(j)    Within the last two years, the Company has not distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)    The Company has delivered to Buyer correct and complete copies of all Belgian income Tax Returns and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or prior to the Closing Date. The Company has never had a permanent establishment in any country other than Belgium. The Company does not engage in nor has it ever engaged in a trade or business within the United States (as defined for U.S. federal tax purposes), and the Company does not engage in nor has it ever engaged in any activities in any country other than Belgium which would cause the Company to be obligated to pay Taxes or file Tax Returns in such country or jurisdiction.
(a)    The Company has at all times since its formation been validly and properly classified for U.S. federal tax purposes as a foreign corporation (as defied pursuant to the Code).
(a)    Section 4.9(m) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) in which the Company pays Taxes or files Tax Returns and the nature of the Taxes, if any, paid in such jurisdictions by the Company.
(b)    All Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by the Company have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been duly remitted, and the Company has complied with all reporting requirements with respect thereto.
(c)    The Company is not and has never been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The transactions entered into by the Company were, to the Seller’s Knowledge, entered into under at arm’s length terms and conditions.
(d)    The Company has not granted or paid any abnormal or benevolent advantage to any of its shareholders or any other party, nor has the Company benefited from any such advantages or commissions granted or paid by any other party. The Company does not have any liability for Tax of any Person other than itself.
(e)    The Company has not participated, in any way, in any transaction, scheme or arrangement of which may have intended or has the effect to avoid or evade any liability relating to Tax.
(f)    The Company is not a party to any agreement or arrangement with any Taxing Authority or any other Governmental Authority (including but not limited to “Belgian rulings”), and is not subject to a special regime in relation to Taxes.
(g)    The Company has submitted all required quarterly declarations to the Belgium National Social Security Office and has paid social security contributions on the basis of all such submitted declarations.
(h)    The Company is not obligated or bound by, nor is party to, any Tax Sharing Agreements.
4.10    Employee Benefits and Labor Matters.
(a)    Plans and Arrangements. Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.
(b)    Plan Documents. With respect to each Company Plan, the Company has delivered to Buyer a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (i) any Contracts or agreements, plans and related trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (ii) all material correspondence, rulings or opinions issued by any Governmental Authority and all material correspondence from the Company to any Governmental Authority other than routine reports, returns or other filings since the Reference Date; and (iii) written descriptions of all non-written Company Plans.
(c)    Contributions to Plans. All contributions required to have been made under any of the Company Plans or by Law have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.
(d)    Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and in material compliance with applicable provisions of Belgian Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of Belgian Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or could reasonably be expected to form the basis for any such Action. There are no filings or applications pending with respect to the Company Plans with any Governmental Authority.
(e)    Leased Employees. The Company has no Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) and has no liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.
(f)    Employment Matters.
(i)    Section 4.10(f)(i) of the Disclosure Schedule sets forth a true and complete listing of the Current Employees and the Current Consultants, as on the Closing Date, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by the Company, and for each such Current Employee or such Current Consultant, the amount of all incentive compensation paid or payable to such person for the current calendar year, the amount of accrued but unused paid time off, description and amount of any material fringe benefits and each such Current Employee’s or such Current Consultant’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant, independent contractor, officer or director). Other than as fully reflected or specifically reserved against in accordance with GAAP in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), neither the Company nor Seller has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered to Buyer a true and complete copy of the employee handbook for the Company, if any and all other employment policies, if any, currently applicable to any Current Employee or Current Consultant.
(ii)    To the Company’s Knowledge, no Current Consultant or Current Employee at the level of manager or higher has disclosed any plans to terminate his, her or their employment or other relationship with the Company.
(iii)    The Company has materially complied with all regulations promulgated by Belgian Governmental Authorities governing the employment of foreign national workers.
(iv)    Except as set forth in Section 4.10(f)(iv) of the Disclosure Schedule:
(A)    the Company has paid to each applicable Employee the entire amount of the bonus, if any, earned by such Employee for the year ended December 31, 2019 and no remaining bonus amounts for the year ended December 31, 2019, payable to any Employee, remain unpaid as on the Closing Date
(B)    since the Reference Date: (x) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date and is in compliance in all material respects with Belgian Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation; and (y) the Company has not been engaged in any unfair employment practice;
(C)    since the Reference Date, the Company has not received a written notice, citation, complaint or charge asserting any violation or liability under any applicable (including Belgian) Law regulating employee health and safety;
(D)    (u) to the Company’s Knowledge, none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the Company; (v) there are no labor, collective bargaining agreements or similar arrangements binding on the Company with respect to any Current Employees; (w) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar (including Belgian) Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;
(E)    since the Reference Date, the Company has not received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar (including Belgian) Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar (including Belgian) Governmental Authority alleging any unfair labor practice, by the Company, nor, to the Knowledge of the Company, has any such charge been threatened;
(F)    (x) all Current Employees of the Company are employed on an at-will basis and their employment can be terminated in accordance with the applicable employment agreements at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) the Company’s relationships with all individuals who act as Consultants to the Company can be terminated in accordance with the applicable consultancy agreements at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination; and
(G)    since the Reference Date, the Company has not effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar (including Belgian) Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (y) a “mass layoff” (as defined in the WARN Act, or any similar (including Belgian) Law) affecting any site of employment or facility of the Company.
(H)    any individual performing services for the Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to the Company, has been correctly classified and is in fact not a common law employee of the Company or any Subsidiary.
(g)    Effect of Transaction. Other than as set out in this Agreement, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of this Agreement or the consummation of the Transactions is an “excess parachute payment” within the meaning of Section 280G of the Code.
(h)    Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than Belgium.
(i)    Plan Termination. Each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to the Company, Buyer or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Other than as set out in this Agreement, neither the Company nor any of its Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under any Company Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability.
4.11    Environmental Matters. The Company is, and at all times has been, in material compliance with all applicable Environmental Laws. There is no Action relating to or arising under applicable Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property or premises currently owned, operated or leased by the Company. The Company has not received any notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under applicable Environmental Laws. To the Knowledge of the Company, there are no facts, circumstances or conditions existing with respect to the Company or any real property or premises currently owned, operated or leased by the Company or any property or facility to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Environmental Liability. The Company has not stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Hazardous Materials) or owned, occupied or operated any Premises or property in a manner that has given or could give rise to any Liabilities (including any Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage, or any investigative, corrective or remedial obligations) pursuant to any Environmental Laws. The Company has delivered to Buyer a true and complete list of environmental reports, audits assessments and investigations in the Company’s possession or control which relate to the Premises and the real property in the Company’s possession or control. There have been no Releases at any real property and there are no above-ground, nor to the Company’s Knowledge, underground, storage tanks, oil/water separators, sumps, septic systems, or polychlorinated biphenyls (PCBs) or any PCB-containing equipment located on any real property.
4.12    Contracts.
(a)    Specified Material Contracts. Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company is not a party to, does not have any obligations, rights or benefits under and none of its assets or properties are bound by any:
(i)    Contracts that purport to limit, curtail or restrict the ability of the Company or its Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future Subsidiaries or Affiliates may do business;
(ii)    Contracts: (x) with any Employee and any offer letters for employment or consulting with the Company, that (A) provide for anticipated annual compensation or other payments in excess of USD$50,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of USD$50,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;
(iii)    Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);
(iv)    Contracts with any present or former director or stockholder of the Company, or any Affiliate of such director or stockholder (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability), including, but not limited to, any agreement providing for furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such director, stockholder or Affiliate, in each case, other than advances or reimbursements for travel and entertainment expenses consistent with the Company’s policy and past practice;
(v)    Contracts under which the Company has advanced or loaned any money to any of the Employees or Affiliates of the Company where there is still an outstanding amount due to the Company under such Contract, other than advances or reimbursements for travel and entertainment expenses consistent with the Company’s policy and past practice;
(vi)    Contracts granting any power of attorney with respect to the affairs of the Company or otherwise conferring agency or other power or authority to bind the Company other than to officers and attorneys in the Ordinary Course of Business;
(vii)    Partnership or joint venture agreements;
(viii)    Contracts for the acquisition, sale or lease of properties or assets (including any ownership interest in any entity) other than in the Ordinary Course of Business;
(ix)    Contracts with a Governmental Authority;
(x)    Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by the Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by the Company, or any guarantees of the foregoing by third parties for the Company’s benefit;
(xi)    Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of the Company;
(xii)    Voting agreements or registration rights agreements relating to Company Capital Stock to which the Company is a party;
(i)    Lease or rental Contracts relating to personal property requiring aggregate payments by the Company of at least USD$10,000;
(i)    Contracts providing for indemnification by the Company other than (x) customary indemnities against breach of the obligations contained in such Contract that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;
(ii)    Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of USD$10,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);
(iii)    Any Contracts to (x) provide services to any Person involving consideration in excess of USD$10,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;
(iv)    Contracts related to the manufacturing, transport, transfer, distribution or storage of any Product and Service involving consideration in excess of USD$10,000 in the current or either of the two (2) previous fiscal years;
(v)    Contracts relating to capital expenditures and involving obligations after the Closing Date in excess of USD$10,000 and not cancelable without penalty;
(vi)    Contracts relating to the disposition or acquisition of material assets or any ownership interest in any entity;
(vii)    Contracts with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;
(viii)    Contracts (other than as set forth above) that are material to the Company’s Products and Services or business; and
(ix)    Contracts to enter into or negotiate the entering into of any of the foregoing.
(b)    Documentation. The Company has delivered to Buyer (i) true and complete copies of each written Material Contract and (ii) a short description of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.
(c)    Status of Material Contracts. Each of the Contracts required to be listed in Section 4.12(a) of the Disclosure Schedule, each of the Real Property Leases and each of the IP Contracts (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and is enforceable in accordance with its terms by the Company. The Company is not in breach or default under any Material Contract, nor, to the Company’s Knowledge, does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in liability to the Company. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract, and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. The Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any provision of any Material Contract. None of the parties to any Material Contract is renegotiating any amounts paid or payable to or by the Company under such Material Contract or any other term or provision thereof.
4.13    Assets: Title, Sufficiency, Condition. The Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its assets whether real or personal, tangible or intangible, including those that are used in the conduct of the Business, located on the Company’s Premises or reflected in the Balance Sheet as being owned by the Company or acquired after the date thereof (other than inventory disposed of in the Ordinary Course of Business since the date of the Balance Sheet) (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute, in all material respects, all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s business as currently conducted or proposed to be conducted. All of the material fixtures and other material improvements to the Leased Real Property and all of the tangible personal property (i) are in all material respects adequate and suitable for their present uses, (ii) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.
4.14    Real Property.
(a)    Section 4.14(a) of the Disclosure Schedule (i) sets forth a list of the addresses of all real property leased, subleased or licensed by or for which a right to use or occupy has been granted to the Company (the “Leased Real Property”), and (ii) identifies, with respect to each Leased Real Property, each lease, sublease or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”).
(b)    The Company does not own, and has never owned, any real property.
(c)    There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right to use or occupancy of any of the Leased Real Property and there is no Person (other than the Company) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the warranties in this Section 4.14 and Section 4.12(c) are true and correct with respect to the underlying lease.
(d)    The Company has delivered to Buyer true, accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with any extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto and no Real Property Lease has been modified in any material respect, except to the extent that such modifications are disclosed in the Disclosure Schedule. With respect to each of the Real Property Leases, (i) the Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, free and clear of all Liens (including liens arising out of any attachment, judgement or execution) affecting the Leased Real Property or the estate or interest created by the Real Property Leases except for the Permitted Liens; (ii) there are no existing defaults thereunder by the Company or any other party to the Real Property Leases; (iii) to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or any other party to the Real Property Leases, or that could permit the termination, modification, or acceleration of rent thereunder; (iv) there are no pending disputes, actions or proceedings that were brought by the Company against a lessor under a Real Property Lease alleging that such lessor is in default or has committed a breach under such Real Property Lease; (v) the Company has not received any notice from any Governmental Authority of a violation of any governmental requirements (including applicable Environmental Laws) with respect to any of the Leased Real Property and to the Company’s Knowledge, the Leased Real Property is not in violation of any material requirements of same; and (vi) the Company has not used, generated, stored, released, discharged, transported, handled, or disposed of any hazardous materials on, in or in connection with any parcel of Leased Real Property except as expressly permitted pursuant to the terms of the Real Property Leases.
(e)    No eminent domain, condemnation or zoning, building code or other moratorium Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Leased Real Property. None of the Company’s current uses of the Leased Real Property violates in any material respect any restrictive covenant or zoning ordinance that affects any of the Leased Real Property. There have been no special assessments filed, or, to the Company’s Knowledge, proposed against the Leased Real Property or any portion thereof. None of the Leased Real Property has been damaged or destroyed by fire or other casualty.
(f)    All Premises are supplied with utilities and other services necessary for the operation of such Premises as the same are currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via irrevocable appurtenant easements benefitting the parcel of Leased Real Property on which such Premises is located, in each case, to the extent necessary for the conduct of the Company’s business.
4.15    Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.
(a)    Company Intellectual Property Rights and Company Technology.
(i)    The Company owns or has the right to use all Company Technology and all Intellectual Property Rights therein to the extent necessary to the Company’s business as presently conducted. Except for (x) the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts and (y) off the shelf, “click wrap” or “shrink wrap” license agreements for software that is generally commercially available to the public on reasonable terms (“Shrink Wrap Licenses”), none of the Company Technology or Company Intellectual Property Rights is owned by any third party. The Company exclusively owns all Company Technology, including Proprietary Software and all Company Intellectual Property Rights that are owned or purported to be owned by the Company free and clear of all Liens other than with respect to the Permitted Liens, including Proprietary Software.
(ii)    Section 4.15(a)(ii) of the Disclosure Schedule contains a list and description of Proprietary Software. Except as disclosed by Section 4.15(a)(ii) of the Disclosure Schedule: (o) Proprietary Software is not subject to any contractual limitations as to transfer, assignment, or change of control; (p) the Company has maintained and protected all Proprietary Software (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements (where the foregoing would be required by law in order to maintain legal protection of the Company’s Intellectual Property Rights in such Proprietary Software) and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by the Company (other than as listed on Section 4.15(a)(ii) of the Disclosure Schedule) or by any employee, consultant, contractor or agent of the Company; (q) no licenses or rights have been granted by the Company to any Person to access, use or distribute any source code of any Proprietary Software; (r) the Company has copies of all releases or separate versions of all Proprietary Software; (s) the Company has complete and exclusive right, title and interest in and to all Proprietary Software (except as otherwise provided for in this Agreement); (t) the Company has developed the Proprietary Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees); (u) the Proprietary Software includes the current source code and all materials (which may include system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language actually created, owned or used by the Company for the development, maintenance and implementation thereof), so that a trained computer programmer could (with reasonable assistance from the Company) develop, maintain, support, compile and deploy all releases or separate versions of the same; (w) the Source Code Materials for the Proprietary Software are complete and accurate in all material respects; (x) there are no Contracts in effect with respect to the marketing, distribution or licensing of the Proprietary Software by any other Person; and (y) the Proprietary Software complies in all material respects with all applicable Laws relating to the export or re-export of the same.
(b)    Infringement. Neither (i) the operation of the business of the Company, including as presently conducted, nor (ii) any of the Products and Services or Company Technology has infringed upon, diluted, misappropriated or violated, or to the Company’s Knowledge will infringe upon, dilute, misappropriate or violate, any Intellectual Property Rights of any Person. The Company has not received any written charge, complaint, claim, demand or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Company’s business). To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights at any time since the Reference Date. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any facts or circumstances supporting a claim challenging the Company’s ownership of the Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable.
(c)    Scheduled IP. Section 4.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks, applications for trademark, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). All Company Registrations have been duly maintained (including the payment of fees) and are not expired, cancelled or abandoned. Section 4.15(c) of the Disclosure Schedule also identifies each trade name, each unregistered trademark, service mark, or trade dress and each unregistered copyright owned or exclusively licensed by the Company that, in each case, is material to the business of the Company.
(d)    IP Contracts. Section 4.15(d) of the Disclosure Schedule identifies under separate headings each Contract under which the Company uses or licenses from third parties Company Technology or Company Intellectual Property Rights that are material to the operation of the business of the Company as presently conducted and that any Person besides the Company owns, including Software other than Proprietary Software that is licensed to or used by the Company and is related to Company’s business (“Third Party Software”) (other than Shrink Wrap Licenses and Public Software) (collectively “Inbound IP Contracts”) or under which the Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, the Company does not owe any royalties or other payments to any Person for the use of any Intellectual Property Rights or Technology. The Company has paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses will become due pursuant to the terms of such Inbound IP Contracts or Shrink Wrap Licenses, as applicable, as a result of, or attributable to, the Transactions contemplated herein.
(e)    Confidentiality and Invention Assignments. The Company has taken reasonable measures to maintain practices designed to ensure the protection of the confidentiality of the Company’s confidential information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed any trade secret or other similar information that the Company treats as confidential or proprietary, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. All Employees and Consultants of the Company who (i) in the normal course of their duties are involved in the creation of Company Technology that is incorporated in any Product and Service of the Company or (ii) have in fact created any Company Technology that is incorporated in any Product and Service of the Company, have executed contracts that irrevocably assign to the Company on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property Rights relating to such Product and Service. To the Knowledge of the Company, no Employee or Consultant is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with the Company.
(f)    Open Source Software. [*].
(g)    Privacy and Data Security.
(i)    [*].
(ii)    The Company does not Collect or Use Personal Data from any Person in any manner materially different from the description in the Contracts and privacy policies delivered to Buyer.
(iii)    [*].
(iv)    [*].
(v)    [*].
(vi)    [*].
(vii)    [*].
(h)    Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions shall not adversely affect the Company’s ownership of any Company Technology or the Company’s legal right and ability to continue using the Company Technology in the operation of the Company’s business on or after the Closing to the same extent as the Company Technology is used in the operation of the business prior to the Closing. The Transactions (including any transfer of Personal Data resulting from the Transactions) (i) comply with all Personal Data Obligations of the Company, and (ii) comply (and the disclosure to, transfer to, and use by the Company of such Personal Data after the Closing will comply, assuming all processing activities and Laws remain the same) with all Information Privacy and Security Laws (including any such Laws and regulations in the jurisdictions where the Personal Data is collected). Following the Closing, the Company shall continue to have the right to use such Personal Data on identical terms and conditions as the Company enjoyed immediately prior to the Closing (assuming all processing activities and Laws remain the same).
(i)    Information Systems. The Company owns, leases or licenses all Information Systems that are used in, or necessary for, the business of the Company, including the capacity and ability to process current peak volumes in a timely manner. The Information Systems are in reasonably good working condition, and are adequate and have sufficient capacity for the conduct of the Company’s business as currently conducted. The Information Systems consist of appropriate infrastructure and capacity as needed for the conduct of the business as presently conducted. In the last twelve (12) months, there have been no material failures, breakdowns, outages or unavailability of such Information Systems. On and after the Closing, the Information Systems shall be in the possession, custody or control of the Company, along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Closing. The Company has taken reasonable measures necessary to ensure that in the case of any disaster or emergency, it is able to (i) resume operations and performance of services promptly and (ii) ensure continued access to all data and information material to the operation of the Company that the Company is required to maintain pursuant to any Contract, communicated internal policy or applicable EU or Belgian Law.
4.16    Insurance. Section 4.16 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies. The Company has delivered to Buyer complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid, the Company is (to the Company’s Knowledge) otherwise in compliance in all respects with the terms of such policies, and the Transactions shall not result in any termination of, or otherwise adversely affect, any such policy. The Company has not failed to give proper notice of any claim under any such policy in a valid and timely fashion. The Company has not received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Closing Date or at any time since the Reference Date.
4.17    Related Party/Affiliate Transactions. Other than as set out in the Disclosure Schedule, (i) there are no Liabilities of the Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities, and (ii) no Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business. The Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. All transactions pursuant to which any Related Party has purchased any services, products or Technology from, or sold or furnished any services, products or technology to, the Company (each a “Related Party Transaction”) have been on an arm’s-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
4.18    Suppliers. Section 4.18 of the Disclosure Schedule sets forth lists of the top ten suppliers of the Company (measured in terms of total expenses) attributable to each such Person during the year ended December 31, 2019 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by the Company from each such Top Supplier during such period. Since the Balance Sheet Date, no Top Supplier has (i) ceased or materially reduced its sales or provision of services to the Company or changed the pricing or other terms of the business it does with the Company, or (ii) to the Knowledge of the Company, threatened to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business. No Top Supplier has pending or threatened any Action against the Company.
4.1    Certain Business Practices. Neither the Company nor any Employee, nor to the Company’s Knowledge, any agent acting on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable Law relating to bribery and corruption, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or any equivalent foreign or international (including Belgian) Law, or (iv) made any other unlawful payment of a type similar to those described above in this Section 4.19.
4.2    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior actual or potential merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions payable by the Company to any third party other than the Company Transaction and Bonus Expenses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER’S GUARANTOR
Buyer and Buyer’s Guarantor represent and warrant to Seller as of the Closing Date as follows:
5.1    Organization. Buyer is a company duly incorporated, validly existing and in good standing under the laws of the Netherlands, has its tax residency in the Netherlands and does not have any permanent establishment outside of the Netherlands. Buyer’s Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
5.2    Authority; Non-Contravention.
(a)    Buyer and Buyer’s Guarantor have all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which they are a party and to perform their obligations thereunder and to consummate the Transactions. The execution, delivery and performance by each of Buyer and Buyer’s Guarantor of the Transaction Agreements to which they are a party and the consummation by Buyer and Buyer’s Guarantor of the Transactions have been duly authorized and approved by Buyer’s and Buyer’s Guarantor’s board of directors and no other corporate action on the part of Buyer or Buyer’s Guarantor is necessary to authorize the execution, delivery and performance by Buyer or Buyer’s Guarantor of the Transaction Agreements to which they are a party and the consummation by them of the Transactions. This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which Buyer or Buyer’s Guarantor are a party shall be, duly executed and delivered by Buyer or Buyer’s Guarantor. Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which Buyer or Buyer’s Guarantor are a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Buyer and Buyer’s Guarantor, enforceable against Buyer and Buyer’s Guarantor in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    Neither the execution and delivery of the Transaction Agreements to which Buyer or Buyer’s Guarantor are a party, nor the consummation by Buyer or Buyer’s Guarantor of the Transactions, nor compliance by Buyer and Buyer’s Guarantor with any of the terms or provisions thereof, shall (i) violate any provision of the Charter Documents of Buyer or Buyer’s Guarantor or (ii) assuming that the consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law applicable to Buyer or Buyer’s Guarantor or any of their properties or assets, or (y) conflict with or constitute a material default under (with or without notice or lapse of time, or both), result in the termination of or cancellation under, or result in the creation of any Lien upon any of the material properties or assets of Buyer or Buyer’s Guarantor under, any of the terms, conditions or provisions of any material Contract to which Buyer or Buyer’s Guarantor are a party.
5.3    Governmental Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements by Buyer or Buyer’s Guarantor of this Agreement or the consummation by Buyer and Buyer’s Guarantor of the transactions contemplated hereby, except for (i) a filing with the New York Stock Exchange in respect of the shares of Buyer’s Guarantor’s Common Stock issuable pursuant to this Agreement and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.
5.4    SEC Documents. Buyer’s Guarantor has filed all reports required to be filed by it with the SEC since January 1, 2018, and Buyer’s Guarantor has made available to Seller (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, “Buyer’s Guarantor SEC Documents”). As of their respective dates, each of the Buyer’s Guarantor SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and none of the Buyer’s Guarantor SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(a)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer’s Guarantor SEC Documents was prepared in accordance with U.S. generally accepted accounting principles throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Buyer’s Guarantor and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).
5.5    Shares of Common Stock. The shares of Buyer’s Guarantor’s Common Stock to be issued and delivered to Seller in accordance with this Agreement, when so issued and delivered, will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Charter Documents of Buyer or Buyer’s Guarantor or any agreement to which Buyer or Buyer’s Guarantor is a party, and (ii) based in part upon the statements of Seller in Article III, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.
5.6    Resources. Buyer and Buyer’s Guarantor have immediately available the necessary cash resources to meet their respective obligations under this Agreement.
ARTICLE VI

GUARANTEE BY BUYER’S GUARANTOR
1.%2    Buyer’s Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to Seller the payment and performance by Buyer, when due, of all amounts to be paid by Buyer and obligations to be performed by Buyer under this Agreement and the other Transaction Documents. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.
2.%2    Buyer’s Guarantor’s obligations under this Clause:
(a)    constitute direct, primary and unconditional obligations to pay on first demand by Seller any sum which Buyer is liable to pay under this Agreement or any other Transaction Document and to perform on first demand any obligation of Buyer under this Agreement or any other Transaction Document without requiring Seller to first take any steps against Buyer or any other person, as if it were the principal obligor in respect of such payment or obligation; and
(b)    shall not be affected by the following:
(i)    the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against Buyer or any other person; or
(ii)    any legal limitation, disability or other circumstance relating to Buyer or any unenforceability or invalidity of any obligation of Buyer under this Agreement or any other Transaction Document.
3.%2    Any agreement, waiver, consent or release given by Buyer shall bind Buyer’s Guarantor and in references to the “Parties”, Buyer and Buyer’s Guarantor shall be treated as being a single party with one single interest.
ARTICLE I

CERTAIN AGREEMENTS OF THE PARTIES
1.1    Governmental Authorities. Each of the Parties shall use its commercially reasonable efforts to (i) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.1, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.
1.2    Public Announcements. Unless otherwise required by (i) applicable Law, (ii) stock exchange requirements, or (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder, no Party to this Agreement shall at any time make any public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). Any public announcement (other than the public announcements which are required by (i) applicable Law, (ii) stock exchange requirements, or (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder) shall be in a form which has been agreed in writing between the Parties.
1.3    Confidentiality. Seller shall, and shall cause Seller’s Affiliates and their respective Representatives to, keep confidential all documents and information involving or relating to the Company or its business (the “Confidential Information”), unless (i) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Buyer and the Company and a reasonable opportunity is afforded Buyer and the Company to contest the same or (ii) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder. The provisions of this Section 7.3 shall survive the Closing Date indefinitely.
1.4    Tax Matters.
(a)    Seller Prepared Tax Returns. Seller shall, at Seller’s sole cost and expense, prepare and timely file (or cause the same to be done), on behalf of the Company all Tax Returns that are due prior to Closing and which relate to any taxable period of the Company ending on and as at the Closing (the “Seller Prepared Tax Returns”). Each Seller Prepared Tax Return shall be prepared in a manner consistent with the past practice of the Company.
(b)    Buyer Prepared Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after Closing.
(c)    Tax Contests.
(i)    After the Closing, each of Buyer, on the one hand, and Seller, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes with respect to the Company for a Pre-Closing Tax Period or with respect to which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Tax liabilities are materially increased or could not be materially decreased as a result of such failure.
(ii)    If Buyer or any Affiliate of Buyer receives notice of any Tax audit by a Taxing Authority that relates to the Company with respect to any Pre-Closing Tax Period, Buyer shall use commercially reasonable efforts to inform Seller of such notice; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Tax liabilities are materially increased or could not be materially decreased as a result of such failure. With respect to each Tax audit described in the immediately preceding sentence that relates to a Pre-Closing Tax Period, Buyer shall allow Seller the opportunity to elect, solely at Seller’s own cost and expense, to control all proceedings in connection with such audit, provided, however, that (x) Seller shall keep Buyer reasonably informed of all material developments regarding such audit, and shall not settle all or any material portion of such tax audit without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) Buyer and its counsel (at Buyer’s expense) may participate in (but not control the conduct of) the defense of such audit.
(iii)    With respect to any Tax Claim other than those for which Seller has elected to control as described in the immediately preceding paragraph, Buyer shall control all proceedings in connection with such Tax Claim; provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in Seller being liable hereunder, (x) Buyer shall keep Seller reasonably informed of all material developments regarding such Tax Claim, (y) Seller and Seller’s counsel (at Seller’s expense) may participate in (but not control the conduct of) the defense of such Tax Claim, and (z) Buyer shall not settle such Tax Claim without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(i)    In the event of any conflict between the provisions of this Section 7.4(c), and the provisions of Section 10.4(a), the provisions of this Section 7.4(c) shall control.
(d)    Certification. Buyer and Seller agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).
(e)    Cooperation. Following the Closing Date, Buyer and Seller shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (iv) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (v) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 7.4(e) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(a)    Amended Tax Returns. Buyer shall not cause or permit the Company or any Affiliate of Buyer to amend any Tax Return of or with respect to the Company that relates to Taxes that are subject to indemnification by Seller hereunder without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required for the filing of any Tax Return or an amendment of any Tax Return of the Company that is required by applicable Tax Law.
(b)    Transfer Taxes. Seller shall be solely liable for any transfer tax, gains tax, stamp tax, share transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”). The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.
1.5    Non-Competition, Non-Solicitation and Non-Hire Covenants.
(a)    During the Restrictive Term, Seller shall not, and shall cause Seller’s Affiliates not to, directly or indirectly, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in a Competitive Business, (ii) for the purpose of conducting or engaging in a Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers, accounts of the Company, Buyer or any other material business relation of the Company or Buyer, or (iii) otherwise take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business relation of the Company or Buyer from maintaining the same business relationships with such Person after the Closing Date as it maintained with such Person prior to the Closing Date; provided, however, that neither Seller nor any of Seller’s Affiliates shall be prohibited from owning up to two percent (2%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as Seller or any of Seller’s Affiliates has no active participation in the business or management of such Person.
(b)    During the Restrictive Term, Seller shall not, and shall cause Seller’s Affiliates not to, directly or indirectly, (i) induce or attempt to induce any officer, employee, representative or agent of the Company or Buyer engaged in the Business to leave the employ of the Company or Buyer (provided, that this clause (i) shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at employees of the Company or Buyer), (ii) hire any Person who was an employee or consultant of the Company at any time during the twelve (12) months prior to the Closing Date or any Person who is otherwise an employee or consultant of the Company or Buyer engaged in the Business during the Restrictive Term, within twelve (12) months following the date of termination of such Person’s employment with the Company or Buyer, or (iii) in any other way interfere with the relationship between the Company or Buyer, on the one hand, and any employee thereof engaged in the Business, on the other.
(c)    Seller acknowledges and agrees that the length of the covenants set forth in this Section 7.5 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Buyer and, after giving effect to the consummation of the transaction, the Company with respect to the Business.
(d)    Buyer and Seller intend that the covenants of this Section 7.5 shall be deemed to be a series of separate covenants, one for each month of the time periods covered by such covenants. For the avoidance of doubt, the covenants of this Section 7.5 shall not survive following the Restrictive Term.
1.6    Release. [*].
1.7    Discharge of Director. Except with respect to any obligation to indemnify pursuant to Article X:
(a)    Buyer shall procure that the unconditional and irrevocable discharge to the director (bestuurder/administrateur) of the Company who holds office at Closing (including for the avoidance of doubt the resigning director) or, as the case may be, held office prior to Closing (the “Director”) for the performance of its duties as director up until Closing is confirmed at the next relevant annual shareholders’ meetings or, as the case may be, a meeting of the board of directors or other managing body of the Company;
(b)    Buyer shall not bring a Claim or initiate legal proceedings against the Director, in the Director’s capacity as the Director, unless such Claim is solely based on fraud (bedrog/fraude) of such Director; and
(c)    if legal proceedings are initiated against the Director in relation to the performance of his duties as the Director until Closing by a third party, Buyer shall (i) fully and immediately indemnify such Director against any such proceedings unless such proceedings are solely based on fraud (bedrog/fraude) of such Director and (ii) ensure that such Director (and its permanent representative) shall continue to be able to seek coverage under any directors’ and officers’ “tail” liability insurance policy purchased by the Company prior to the Closing.
1.1    Employee Matters and Company Plans. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to give rise to any obligation by Buyer to retain any Current Employee, any group of Current Employees of the Company or any Company Plan following the Closing Date.
1.2    Registration of Shares. Buyer agrees to register the Stock Consideration Shares for public resale on a Form S-3ASR pursuant to the registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”). Notwithstanding anything herein to the contrary, following registration of the Stock Consideration Shares, Seller agrees not to sell any shares of Buyer’s Guarantor’s Common Stock issued to Seller, if the sale of such shares would, when combined with the sale of any other shares of Buyer’s Guarantor’s Common Stock by Seller in any one (1)-day period, exceed five percent (5%) of the average daily trading volume of Buyer’s Guarantor’s Common Stock on the New York Stock Exchange over the five (5) trading days preceding such date of sale; provided, however, that if the aggregate number of Stock Consideration Shares represents less than fifty percent (50%) of the average daily trading volume of Buyer’s Guarantor’s Common Stock on the New York Stock Exchange over the five (5) trading days preceding the Closing, such resale volume limitations shall not apply.

1.3    No subsequent transfer of Shares.
(a)    Aside from Buyer’s status as the wholly owned subsidiary of Buyer’s Guarantor, Buyer shall ensure that it beneficially owns the Shares as from the Closing and will not transfer legal or beneficial ownership of all or part of the Shares to any non-EEA entity within 12 months following the Closing Date (the “Non-Transfer Period”). Without prejudice to the foregoing, Buyer shall not proceed with any transfer of the legal or beneficial ownership of all or part of the Shares during the Non-Transfer Period without the transferee undertaking the same towards Seller.
(b)    In case of an actual or deemed breach of Section 7.10(a), Buyer shall indemnify Seller and hold Seller harmless for any damage suffered as a result of such breach (including but not limited to the capital gains tax within the meaning of Article 90, first paragraph, 9° and/or 94 of the Belgian Income Tax Code on the capital gain realized by the Seller in relation to the Shares, the administrative fines, interest, recovery costs and any tax penalties).
ARTICLE II

CLOSING
2.1    Closing Obligations of Buyer . At Closing, Buyer shall do the following or procure the following to be done (hereinafter referred to as the “Buyer’s Closing Obligations”):
(a)    Payment obligations. Fulfil its payment obligations as set out in Sections 2.1(b)(ii) and 2.3;
(b)    Transfer of Shares. Take any action or make any decision required in order to effect and record the transfer of the Shares, including recording the transfer of the Shares in the Company’s share register and signing the Company’s share register to that effect;
(c)    Shareholders’ Meeting. Buyer shall hold an extraordinary shareholders’ meeting of Company or, as the case may be, a meeting of the board of directors or other managing body (or procure written resolutions to be executed to the extent permitted under applicable Laws) during which, subject to Closing, (i) the resignation of any resigning director is acknowledged, (ii) interim discharge is granted to the Director for the performance of its mandate until Closing, and (iii) new directors/managers of the Company are appointed (as the case may be); and
(d)    Deliveries. Make the following deliveries:
(i)    the shares of Buyer’s Guarantor’s Common Stock underlying the Buyer RSU Award Agreements shall be registered, or shall be in the process of being registered with effectiveness prior to delivery of the Buyer RSU Award Agreements, on Form S-8; and
(ii)    the Registration Rights Agreement shall have been executed and delivered by Buyer’s Guarantor to Seller.
2.2    Closing Obligation of Seller. At Closing, the Seller shall do the following or procure the following to be done (hereinafter referred to as the “Seller’s Closing Obligations”):
(a)    Transfer of Shares. Take any action or make any decision required in order to effect and record the transfer of the Shares, including recording the transfer of the Shares in the Company’s share register and signing the Company’s share register to that effect; and
(b)    Deliveries. Make the following deliveries:
(i)    the applicable IRS Form W-8, property and accurately completed with respect to the Seller, and executed by the Seller, as of the Closing Date;
(i)    written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from the Company, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction and Bonus Expenses that remain payable to such Person with respect to services rendered through the Closing Date; and
(ii)    the Registration Rights Agreement shall have been executed and delivered by Seller to Buyer’s Guarantor.
ARTICLE III

POST-CLOSING COVENANTS
3.1    Car Lease; Seller Guarantee; Right of Usufruct. The Parties agree that, following Closing, they will each discuss in good faith the following within a reasonable period of time: (i) continuation of that certain Leasing Agreement, dated as of August 21, 2019, between the Company and Alpha Credit SA/NV; (ii) transfer of certain Joint and Several Guarantee, dated as of August 21, 2019, made by Seller to Alpha Credit SA/NV in order to secure the Company’s obligations under the Leasing Agreement described in clause (i); and (iii) the treatment of that certain Verkoop Vruchtgebruik Eerste Verdieping Woning (Sale Usufruct First Floor Home), effective as of September 4, 2029, by and between the Company and Seller, with the intention of relocating to a different office.
3.2    Buyer RSU Award Agreement. Notwithstanding any provision herein to the contrary, the Parties acknowledge that the Buyer RSU Award Agreements will not be delivered at the Closing. Rather, Buyer will ensure that each Continuing Employee will receive within fourteen (14) Business Days following the Closing a duly executed Buyer RSU Award Agreement from Buyer with such Buyer RSU Award Agreements representing, in aggregate, awards for an amount equal to USD$5,000,000 in shares of Buyer’s Guarantor’s Common Stock as set forth in or contemplated by such Buyer RSU Award Agreements. Without limiting the foregoing: (i) the Parties acknowledge that the form attached as Exhibit A hereto will be modified to the extent necessary to comply with applicable Law while preserving the intent of such form; and (ii) notwithstanding a grant date that will follow the Closing, the vesting start date for each recipient will be set at the Closing Date.
ARTICLE IV

SURVIVAL AND INDEMNIFICATION
4.1    Survival.
(a)    All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date (the “General Survival Date”); provided, however, that (i) the Fundamental Representations shall survive until the earlier of six (6) years after the Closing Date and ninety (90) days after the expiration of the statute of limitations applicable to the subject matter thereof, (ii) the Seller Intermediate Warranties shall survive until three (3) years after the Closing Date, and (iii) all of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith that are intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the General Survival Date or the last day of any of the periods specified in clause (i), (ii) and (iii) of this Section 10.1, each alternatively referred to herein as the “Survival Date”).
(b)    Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim, shall continue until such claim is finally resolved pursuant to the terms of this Article X, provided that the Indemnified Person gives notice to the Indemnifying Party specifying in reasonable detail the matter or circumstance which may give rise to a claim as soon as reasonably practicable and in any event with thirty (30) days after the Indemnified Person becomes aware or should have become aware of that matter or circumstance. The Indemnifying Party shall not be liable for any losses in respect of a claim to the extent that they are materially increased, or are not materially reduced, as a result of any failure by the Indemnified Person to give notice as contemplated by this Section 10.1(b). It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time period to be enforced as agreed by the Parties.
(c)    Notwithstanding anything in this Agreement to the contrary, claims for Intentional Fraud and willful misconduct of Seller shall survive indefinitely.
4.2    Indemnification.
(a)    Indemnification by Seller and Buyer.
(i)    Subject to the terms, conditions and limitations of this Article X, from and after the Closing Date Seller shall indemnify and hold harmless each Buyer Indemnified Person from and against any Loss which such Buyer Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of any of the Seller Warranties (other than the Seller Fundamental Warranties and the Seller Intermediate Warranties);
(B)    any breach of any of the Seller Fundamental Warranties;
(C)    any breach of any of the Seller Intermediate Warranties;
(D)    any errors or omission in the calculations delivered to Buyer pursuant to Section 2.5;
(A)    any Intentional Fraud or willful misconduct committed by Seller in connection with the negotiation or execution any of the Transaction Agreements or the consummation of any of the Transactions;
(B)    any Taxes of the Company (or for which the Company is responsible) for any Pre-Closing Tax Period (taking into account estimated payments of, and any other amounts creditable against, such Taxes), but only to the extent such Taxes (x) were not included in the computation of the Closing Net Working Capital as finally determined, and (y) do not result from any action of Buyer on the Closing Date following the Closing; and
(C)    any Taxes of Seller for any period.
(ii)    Subject to the terms, conditions and limitations of this Article X, Buyer shall indemnify and hold harmless each Seller Indemnified Person from and against any Loss which such Seller Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in any of the representations or warranties made by Buyer in this Agreement; and
(B)    any breach of or failure to perform any covenant or agreement of Buyer provided for in this Agreement.
(b)    Limitations on Claims. Notwithstanding the foregoing:
(i)    With respect to any claim seeking recovery of any Loss under Section 10.2(a)(i)(A) above (i.e., any breach of any of the Seller Warranties other than the Seller Fundamental Warranties and the Seller Intermediate Warranties), other than with respect to any claims arising from any Intentional Fraud or willful misconduct of Seller:
(A)    Seller will have no liability for any such Loss until the aggregate amount of all such Losses (together with any Losses under Section 10.2(a)(i)(C) in respect of any Seller Intermediate Warranties) exceeds an amount equal to [*]; and
(A)    with respect to any such Losses, Buyer shall only have recourse to the Indemnification Hold-Back Amount, and Seller will not have any Liability for any such Loss to the extent that the Indemnification Hold-Back Amount has been exhausted (including following any reduction thereof pursuant to Section 2.7(c)(ii)).
(ii)    With respect to any claim seeking recovery of any Loss under Section 10.2(a)(i)(C) above (i.e., any breach of any of the Seller Intermediate Warranties), other than with respect to any claims arising from any Intentional Fraud or willful misconduct of Seller:
(A)    Seller will have no liability for any such Loss until the aggregate amount of all such Losses (together with any Losses under Section 10.2(a)(i)(A) in respect of any Seller Warranties other than the Seller Fundamental Warranties and the Seller Intermediate Warranties) exceeds [*]; and
(A)    the aggregate amount of Losses for which Seller shall be liable in respect of the Seller Intermediate Warranties shall be limited to [*], it being understood that, with respect to any such Losses, Buyer shall first only have recourse to the Indemnification Hold-Back Amount, and Seller will not have any Liability for any such Loss to the extent that the Indemnification Hold-Back Amount has not first been exhausted (including following any reduction thereof pursuant to Section 2.7(c)(ii)).
(iii)    No Buyer Indemnified Person shall be entitled to recover any Losses under this Article X to the extent the amount of such Losses has actually been recovered by such Buyer Indemnified Person from a Person other than another Party to this Agreement.
(iv)    If, in respect of any matter which would otherwise give rise to a claim for indemnification by a Buyer Indemnified Person under this Article X, the Company or Buyer is entitled to claim under any policy of insurance, the amount of insurance monies which the Company or Buyer actually receives shall reduce pro tanto or extinguish, as applicable, that claim.
(v)    The Buyer Indemnified Persons shall not be entitled to indemnification with respect to any Losses as a result of or based upon or arising from any claim or Liability to the extent such claim or Liability:
(A)    is taken into account in determining the amount of any adjustment to the Upfront Purchase Price in accordance with Section 2.7;
(B)    [*];
(C)    [*]; or
(D)    [*].
(vi)    If any Indemnifying Party makes any indemnification payment pursuant to this Article X or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent permitted by applicable Law, to any rights and remedies of the Indemnified Person to recoup such amounts from third parties with respect to the matters giving rise to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, however, Seller shall not be subrogated to any rights or remedies, or otherwise make any claim against the Company or any other Buyer Indemnified Person (regardless of the facts or the kind of Loss at issue), and Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or any other Buyer Indemnified Person with respect to any indemnification obligation or any other liability to which Seller may become subject under or in connection with this Agreement.
(vii)    Any payment made by the Seller in respect of a claim pursuant to this Article X shall be deemed to be a reduction in the Final Purchase Price paid by the Buyer.
(viii)    The aggregate amount of Losses for which Seller shall be liable pursuant to this Agreement shall be the amount of the Final Purchase Price actually received by Seller (with shares of Buyer’s Guarantor’s Common Stock deemed, for this purpose, to have a value equal to the Trailing Average Share Price); provided, however, that such limit shall not apply to Seller in the instance of any Intentional Fraud or willful misconduct of Seller. For the avoidance of doubt, with respect to any such Losses, Buyer shall first only have recourse to the Indemnification Hold-Back Amount, and Seller will not have any Liability for any such Loss to the extent that the Indemnification Hold-Back Amount has not first been exhausted (including following any reduction thereof pursuant to Section 2.7(c)(ii)).
(a)    [*].
(b)    Acknowledgements by Buyer. Buyer acknowledges and agrees that:
(i)    other than with respect to Seller’s agreement to perform the covenants of Seller as set forth herein, the Seller Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Sellers and on which Buyer may rely in entering into this Agreement;
(ii)    [*]; and
(iii)    whenever a representation or warranty is made specifically concerning a certain matter, such specific matter shall be deemed excluded from the scope of more general representations and warranties dealing with the same subject matter.
(iv)    Duty to Mitigate. Nothing in this Agreement shall relieve Buyer from its duty under applicable Law to mitigate any Loss incurred by it or the Company as a result of any matter or circumstance giving rise to a claim. [*].
(v)    [*].
4.3    Offset Right.
(a)    Offset Right. Without limiting any other remedies of the Buyer Indemnified Persons, from and after the Closing Date, and subject to the limitations set forth in this Article X, the Buyer Indemnified Persons shall be entitled to recover (the “Offset Right”) against the Indemnification Hold-Back Amount (to the extent any amount remains at the time the Buyer Indemnified Persons seek to exercise the Offset Right) the amount of any Losses as to which Seller is obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Section 10.2(a).
(b)    Exercise of Offset Right. To exercise the Offset Right, Buyer shall (on behalf of Buyer or any other Buyer Indemnified Persons at issue), prior to the Indemnification Hold-Back Payment Date, deliver to Seller at the notice address set forth in Section 11.2 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to Seller), a certificate signed by Buyer (an “Offset Certificate”): (i) stating in good faith that one or more of the Buyer Indemnified Persons has suffered, sustained or become subject to Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any distribution of the Indemnification Hold-Back Shares shall be stayed to the extent of the Stated Damages (subject to the limitations set forth in this Article X) until the resolution of any dispute with respect to the Stated Damages pursuant to this Section 10.3 and Section 10.4, at which time the Indemnification Hold-Back Shares to which Seller is entitled following the resolution of such dispute shall be issued to Seller pursuant to Section 2.1(b)(iv).
(c)    Perfection of Offset Right. After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to Seller, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the Indemnification Hold-Back Amount shall be reduced by an equal amount unless, prior to the expiration of such thirty (30) day period, Seller objects in a written statement delivered to Buyer to the claims made in the Offset Certificate, setting forth in reasonable detail the objections to the claim for Stated Damages.
(d)    Objection to Offset Right. If Seller shall timely object in writing to an exercise of the Offset Right by Buyer, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days after such objection. If Seller and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties, which shall include a statement of the amount of resulting reduction in the Indemnification Hold-Back Amount (and the corresponding reduction to the number of Indemnification Hold-Back Shares as calculated pursuant to Section 10.3(f)).
(e)    Settlement of Offset Right. If no agreement can be reached after good faith negotiation between Seller and Buyer pursuant to Section 10.3(d), either Buyer or Seller may initiate an Action in accordance with Sections 11.15 and 11.16 to resolve such dispute. The decision of any such court or arbitrator as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the Parties.
(f)    [*].
4.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Third-Party Claims.
(i)    In the event that any Action is instituted, or that any Third Party Claim is asserted, the Indemnified Person seeking indemnification for any related Loss (including a Buyer Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Losses are materially increased, or are not materially reduced, as a result of any failure by the Indemnified Person to give notice as contemplated by this Section 10.4(a)(i). Subject to the provisions of this Section 10.4(a)(i), and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with Section 10.4(a)(v), the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses. If the Indemnifying Party does not elect within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Person may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its choice at the expense of the Indemnifying Party.
(ii)    If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim:
(A)    the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;
(B)    the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and
(C)    the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.
(iii)    In connection with this Section 10.4(a), the Parties agree to:
(A)    cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;
(B)    make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;
(C)    preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and
(D)    provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;
provided that such cooperation referenced in clauses (A) through (D) shall not be required if it could reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(iv)    Except as permitted in this Section 10.4(a), the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (x) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (y) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (z) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this Article X.
(v)    Notwithstanding anything in this Agreement to the contrary, if (w) a Third Party Claim seeks relief other than the payment of monetary damages, (x) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person, which Third Party Claim, if decided against the Indemnified Person, could adversely affect the ongoing business of the Indemnified Person, (y) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (z) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 10.2(b) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to contest, defend and settle such Third Party Claim. If the Indemnified Person elects to exercise such right to contest, defend and settle such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within thirty (30) days of the later of (A) receiving the applicable Third Party Indemnification Claim Notice or (B) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (w), (x), (y) or (z) of this Section 10.4(a)(v). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend against, negotiate, settle or otherwise deal with any Third Party Claim. If the Indemnified Person elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, and (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim. If the Indemnified Person does not elect to contest, defend and settle such Third Party Claim, then the Indemnifying Party shall then have the right to contest, defend and settle such Third Party Claim as described above in Section 10.4(a)(i).
(vi)    Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 7.4(c) rather than this Section 10.4(a). To the extent that the provisions of this Section 10.4(a) conflict with the provisions of Section 7.4(c), Section 7.4(c) shall control.
(b)    Notification of Other Indemnification Claims. In order for a Buyer Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Buyer Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify Seller in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset Notice”). The failure to so notify Seller shall not relieve Seller from any liability that Seller may have to Buyer, except to the extent that such Losses are materially increased, or are not materially reduced, as a result of any failure by the Buyer Indemnified Person to give notice as contemplated by this Section 10.4(b). Thereafter, Buyer shall keep Seller reasonably updated with respect to the status of the Losses at issue and the defense thereof. Seller may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Buyer Indemnified Person seeking indemnification within thirty (30) days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim. If Seller either notifies the applicable Buyer Indemnified Person that it does not object or does not object in writing by the end of such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment that the Buyer Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and Seller shall take all necessary actions under this Agreement to effect payment in respect thereof. If Seller shall timely object in writing to a Non-Offset Notice, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim within thirty (30) days after such objection. If Seller and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by Seller and Buyer. If no agreement can be reached after good faith negotiation between Seller and Buyer, either Buyer (or any Buyer Indemnified Person) or Seller may initiate an Action in accordance with Sections 11.15 and 11.16 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the Parties.
(c)    Claims Unaffected by Investigation. The right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.
(d)    Exclusive Remedy. Subject to Section 11.10 and Section 7.4, and except with respect to (i) Intentional Fraud or willful misconduct of Seller, (ii) as otherwise set forth in this Agreement (including the provisions of Section 2.7), and (iii) the covenants of Seller (including pursuant to Section 7.5), the Parties acknowledge and agree that the remedies provided for in this Article X shall be the Parties’ sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement.
(e)    Indemnification Adjusts Share Purchase Consideration for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Transactions for Tax purposes to the extent permitted under applicable Law.
(f)    No Subrogation. Seller (on behalf of himself and each Person affiliated with Seller who has served as an officer, director, employee or consultant of the Company) agrees not to make any claim for indemnification against any Buyer Indemnified Person based on the fact that Seller (or any Person affiliated with Seller who has served as an officer, director, employee or consultant of the Company) was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against Seller (or any Person affiliated with Seller who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement or any other Transaction Agreement or the Transactions. With respect to any claim brought by a Buyer Indemnified Person against Seller (or any Person affiliated with Seller who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement, any Transaction Agreement or the Transactions, Seller (on behalf of himself and each Person affiliated with Seller who has served as an officer, director, employee or consultant of the Company) expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which Seller (or any Person affiliated with Seller who has served as an officer, director, employee or consultant of the Company) may become subject under or in connection with this Agreement.
ARTICLE V

GENERAL PROVISIONS
5.1    Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:
(a)    Provisions.
(i)    When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(ii)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(iii)    Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”
(iv)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.
(v)    The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.
(vi)    The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.
(vii)    A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.
(viii)    Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.
(ix)    References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least one (1) Business Day prior to the Closing Date, in the Data Room.
(x)    This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement and any translation thereof, the English-language version shall prevail for interpretation purposes.
(xi)    References to any Belgian legal concept shall, in respect of any jurisdiction other than Belgium, be deemed to include the concept which in that jurisdiction most closely approximates the Belgian legal concept. References to any United States legal concept shall, in respect of any jurisdiction other than the United States, be deemed to include the concept which in that jurisdiction most closely approximates the United States legal concept.
(xii)    When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any period of time mentioned in this Agreement that consists of a number of months or years shall start to run on the day in the relevant month or year on which the triggering event occurs and shall run until the eve of the same day in the relevant month or year (van de zoveelste tot de dag vóór de zoveelste/de quantième à veille de quantième).
(xiii)    When using the words “shall cause” or any other similar expression, the Parties intend to refer to the Belgian legal concept of sterkmaking/porte-fort.
(xiv)    References herein to “commercially reasonable efforts” shall refer to those efforts that Persons in the relevant business would generally regard as sufficient to constitute reasonable efforts in the relevant circumstances.
(xv)    For the purposes of Section 4.1(a), “good standing” shall mean that the Company has not, and no request is pending for such purpose, (i) been declared bankrupt (failliet verklaard – déclarée en faillite) or been annulled; (ii) been granted a temporary or definitive moratorium of payments (gerechtelijke reorganisatie – réorganisation judiciaire); (iii) become involved in negotiations with any one or more of its creditors; (iv) been granted terms of payment pursuant to Article 1244 of the Belgian Civil Code or any equivalent or similar measure under the laws of any applicable jurisdiction; (v) been put under judicial administration (voorlopig bewindvoerder – administrateur provisoire); or (vi) taken any other action with a view to the readjustment or rescheduling of all or part of its debts.
(b)    No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.
5.2    Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) when receipt is electronically confirmed, if sent by email of a .pdf document, (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 11.2:
If to Buyer or Buyer’s Guarantor, to:
Invitae Corporation
1400 16th Street
San Francisco, CA 94103
Attention: Tom Brida, General Counsel
Email:
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, California 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com
If to Seller, to:
Peter Schols
Middelweg 129
3001 Heverlee
Email:

with a copy (which shall not constitute notice) to:
Allen & Overy (Belgium) LLP
Tervurenlaan 268A
1150 Brussels
Attention: Wouter Van De Voorde
Email: Wouter.VanDeVoorde@allenovery.com

5.3    Payment.
(a)    Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to any Party under this Agreement shall be made in Euro by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:
(i)    if that payment is to the Seller, to such account as such Seller shall, no less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Buyer for the purpose of that payment;
(ii)    if that payment is to the Buyer, to such account as the Buyer shall, no less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.
(b)    If a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after, as well as before judgment) at an annual rate equal to the legal interest rate on that sum, which interest shall accrue from day to day, without compounding.
(c)    All payments set forth in this Agreement are denominated in United States Dollars and shall be deemed fully paid by a Party if such Dollar denominated payment amount is made in an amount of Euros calculated using the then-current conversion rate of such Party’s bank or other financial institution used (or from which amounts are sourced) to make such payment.
(d)    [*].
5.4    Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Buyer may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder and that the Seller may enforce this agreement against the Buyer as if such assignment had not occurred. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 11.4 shall be null and void ab initio. Subject to the foregoing terms of this Section 11.4, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
5.5    Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed by Buyer and Seller.
5.6    Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.
5.7    Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Transaction Agreements).
5.8    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Closing, Buyer Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Buyer Indemnified Persons. For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.
5.9    Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.
5.10    Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.
5.11    Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.
5.12    Costs and Expenses. Except as otherwise specified herein, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions, except for [*].
5.13    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by email or other electronic means shall be deemed to be an original signature for any purpose.
5.14    Power of Attorney. On the Closing Date, the transfer of the Shares will be recorded in the Company’s shareholders’ register. The Seller and the Buyer each grant a special power of attorney with the power of substitution to the director of the Company as well as each lawyer of Allen & Overy (Belgium) LLP, each with the power to act alone, in order to record in the name and on behalf of the Seller and the Buyer, the transfer of the Shares in the Company’s shareholders’ register.
5.15    Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of Belgium, without regard to the conflicts of laws rules under these Belgian laws.
5.16    Dispute Resolution. Any dispute arising out of or in relation to this Agreement (including disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be exclusively and finally settled under the CEPANI Rules of Arbitration by one or more arbitrators appointed in accordance with such rules. The arbitral tribunal shall be composed of three arbitrators. The Buyer and the Buyer’s Guarantor acknowledge that they have one interest under this Agreement and shall only have the right to one arbitrator between them. The seat of the arbitration shall be Brussels. The arbitration shall be conducted in English. Notwithstanding the foregoing, nothing in this Section 11.16 shall preclude the Parties from applying for injunctive relief in summary proceedings (kort geding/référé) before any competent court rather than having recourse to arbitration.
* * *
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Share Purchase Agreement to be duly executed under seal and delivered as of the date first above written.
SELLER:
/s/ Peter Schols____________________
Peter Schols

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Share Purchase Agreement to be duly executed under seal and delivered as of the date first above written.

BUYER:	INVITAE NETHERLANDS, B.V.
By: _/s/ Tom Brida____________________
Name: Tom Brida
Title: Director

BUYER’S GUARANTOR:	INVITAE CORPORATION
By: __/s/ Sean E. George, Ph.D.__________
Name: Sean E. George, Ph.D.
Title: President and Chief Executive Officer